Exhibit 10.8

THE AMENDED AND RESTATED RYDER SYSTEM
BENEFIT RESTORATION PLAN

Ryder System, Inc., a Florida corporation (the “Ryder”) hereby amends and restates, in its entirety, this RYDER SYSTEM BENEFIT RESTORATION PLAN (the “Plan”), which was first effective as of January 1, 1985. Unless otherwise provided herein, such amendment and restatement shall be effective January 1, 2005. All BRP Benefits which were accrued and vested on or prior to December 31, 2004 shall continue to be governed by the prior provisions of the Plan.

WITNESSETH:

WHEREAS, Ryder has established a benefit restoration income plan for the exclusive benefit of certain employees as designated herein so as to reward them for their loyal and faithful service and to aid them in increasing their economic security by providing additional funds at retirement with respect to those benefits that may have been reduced because of certain limitations under the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”), and as imposed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA), the Tax Reform Act of 1986 (“TRA ’86”), and any other federal or state laws; and

WHEREAS, Ryder has been authorized by its Board of Directors (the “Board”) to enter into this Agreement in order to provide for the proper administration of the Plan;

NOW, THEREFORE, in consideration of the premises herein contained, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

The following words, when used herein, shall have the meaning indicated unless the context indicates otherwise:

1.01 “50% Joint and Survivor Annuity”, “66 2/3% Joint and Survivor Annuity”, “75% Joint and Survivor Annuity”, and “100% Joint and Survivor Annuity” shall have the same meanings as set forth in the Retirement Plan.

1.02 “Actuarially Equivalent” shall have the meaning set forth in the Retirement Plan, subject to Section 3.05 herein.

1.03 “Affiliate” means any member of a controlled group of corporations or a group of trades or businesses under common control of which the Company is a member. For purposes hereof: (i) a “controlled group of corporations” shall mean a controlled group of corporations as defined in Section 414(b) of the Code; and (ii) a “group of trades or businesses under common control” shall mean a group of trades or businesses under common control as defined in Section 414(c) of the Code.

1.04 “Agreement” or “Plan” means the plan set forth in this document, as it may be amended from time to time. This Agreement shall be known as the Ryder System Benefit Restoration Plan.

1.05 “Beneficiary” means the person or persons last designated by a Participant, by written notice filed with the Committee, to receive a Plan benefit upon the death of the Participant.

1.06 “Board” means the Board of Directors of Ryder.

1.07 “Benefit Commencement Date” means the first date on which distribution of BRP Benefits to a Participant is to begin pursuant to Article IV.

1.08 “BRP Benefits” means the benefits determined and payable to a Participant pursuant to Article III.

1.09 “Change of Control” shall be deemed to have occurred if:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of Ryder’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition by any employee benefit plan or plans (or related trust) of Ryder and its subsidiaries and Affiliates or (b) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) of this Section 1.09; or

(b) the individuals who, as of January 1, 2007, constituted the Board (the Board as of January 1, 2007 shall hereinafter be referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2007 whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act (as in effect on January 23, 2000)), shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(c) there is a reorganization, merger or consolidation of Ryder (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Ryder stock and outstanding voting securities ordinarily having the right to vote for the election of directors of Ryder immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Ryder or all or substantially all of Ryder’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Company Stock and outstanding voting securities ordinarily having the right to vote for the election of directors of Ryder, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) there is a liquidation or dissolution of Ryder approved by the shareholders; or

(e) there is a sale of all or substantially all of the assets of Ryder.

In the event that (i) a Change of Control occurs prior to the Participant’s Benefit Commencement Date; (ii) the Participant’s employment is terminated prior to the date on which the Change of Control occurs; and (iii) it is reasonably demonstrated by the Participant that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, for purposes of Section 3.06(b), a Change of Control shall be deemed to have retroactively occurred on the date immediately prior to the date of such termination of employment.

Notwithstanding anything in this Section 1.09 to the contrary, for purposes of Sections 3.03(a), 3.03(b)(1), 4.06, and 5.02(c), a Change of Control shall only be deemed to occur if such transactions or events would give rise to a change in the “ownership or effective control” or in the “ownership of a substantial portion of the assets” under Section 409A of the Code, and the rulings and regulations issued thereunder.

1.10 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.11 “Committee” means The Retirement Committee, as determined by the Compensation Committee of the Board.

1.12 “Company” means Ryder System, Inc. and each of its Affiliates which have adopted the Retirement Plan or any corporation or business organization which shall assume or succeed to the Company’s obligations under the Plan.

1.13 “Continuous Service” means Continuous Service as defined and calculated pursuant to the terms of the Retirement Plan.

1.14 “Deferred Compensation Plan” means the Ryder System, Inc. Deferred Compensation Plan, as amended from time to time.

1.15 “Disability” or “Disabled” means the occurrence of the Social Security Administration’s determination that a Participant is totally disabled, but excluding disabilities resulting from: (i) excessive and habitual use by the Participant of drugs, intoxicants or narcotics; (ii) injury or disease sustained by the Participant while willfully and illegally participating in fights, riots, civil insurrections or while committing a criminal act; (iii) injury or disease sustained by the Participant while serving in any armed forces; (iv) injury or disease sustained by the Participant diagnosed or discovered subsequent to the date his employment has terminated; (v) injury or disease sustained by the Participant while working for anyone other than the Company, an Affiliate, or himself and arising out of such employment; (vi) injury or disease sustained by the Participant as a result of an act of war, whether or not such act arises from a formally declared state of war; or (vii) injury or disease sustained by the Participant as a result of an intentionally self-inflicted injury. A Participant shall be deemed Disabled or to have suffered a Disability on the effective date of the Social Security Administration’s determination.

1.16 “Eligible Spouse” means the husband or wife to whom the Participant was married on the earlier of the Benefit Commencement Date or the Participant’s date of death. A former spouse will be treated as an Eligible Spouse to the extent provided under a domestic relations order.

1.17 “Leave of Absence” means a Participant’s leave of absence from active employment with the Company or an Affiliate because of military service, illness which does not constitute a Disability, educational pursuits, services as a juror or temporarily with a government agency or any other leave of absence, if (i) such leave of absence is approved by the Company or an Affiliate that employs the Participant, (ii) upon termination of any such leave of absence, such Participant promptly returns or has returned to the employ of the Company or an Affiliate, without employment (other than military service) elsewhere in the meantime except with the consent of the Company or an Affiliate, and (iii) the period of such leave does not exceed 6 months, or if longer, the period during which the Participant retains the right to reemployment under an applicable statute or by contract. The Company or an Affiliate shall determine the first and last days of any Leave of Absence that it approves, provided that, if the Leave of Absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, a Separation from Service will be deemed to occur on the first day immediately following the 6 month period.

1.18 “Level Payment Option” means a Participant will receive increased annuity payments before his Social Security Date and decreased payments thereafter in order to provide him, as nearly as possible, with a level income for his lifetime. For the purposes of this Section 1.18, a Participant’s Social Security Date will be the date coincident with, or next following, his sixty-fifth birthday. The first monthly payment will be due on the Participant’s Benefit Commencement Date, if he is then living, and the last payment with respect to the Participant will be due on the last monthly due date on which the Participant is then living. However, if it is determined with respect to the Participant that the amount of his BRP Benefits is such that the payment due with respect to him after his Social Security Date cannot be greater than or equal to $50.00 per month, this option will not be available to the Participant.

1.19 “Life Annuity” means a monthly benefit payable, beginning on the applicable Benefit Commencement Date, for the life of the Participant. If a Participant’s date of death and the due date of payment are coincident, the payment shall be made.

1.20 “Life with 10 Year Certain Benefit” means an annuity for the life of the Participant, but if the Participant dies within 10 years of his Benefit Commencement Date, the annuity is payable to the Participant’s Beneficiary for the remainder of the 10 year period; provided that, in the event both the Participant and the designated Beneficiary die after the Benefit Commencement Date but before full payment has been effected, the Committee will direct that the Single-Sum Value of the remaining payments be paid in a lump sum to the estate of the Participant or Beneficiary, whoever is last to die. For purposes of this Section 1.20, Single Sum Value means the value, as of a specified date, of a series of defined payments, where each payment is multiplied by the probability of survival to the time of that payment and then discounted back to the specified date at an assumed rate of interest.

1.21 “Participant” means a participant in the Retirement Plan, whose benefit entitlement under such plan is restricted by the Code.

1.22 “Retirement Plan” means the Ryder System, Inc. Retirement Plan.

1.23 “Ryder” means Ryder System, Inc., a Florida corporation.

1.24 “Separation from Service” means a termination of the Participant’s employment relationship with the Company and its Affiliates due to retirement, Disability, death, or other termination of employment (voluntary or involuntary). The fact that a Participant ceases to accrue benefits pursuant to the Plan or the Retirement Plan shall not constitute a Separation from Service, and a Participant’s absence from active employment due to military service or other Leave of Absence shall not constitute a Separation from Service. Notwithstanding the foregoing, a Separation from Service shall not be inconsistent with the definition of “separation from service” as defined by Section 409A of the Code and the regulations issued thereunder. For the avoidance of doubt, for purposes of determining whether a Separation from Service has occurred under Section 409A of the Code, pursuant to Treas. Reg. §1.409A-1(h)(3), Ryder has elected to use “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) and Treas. Reg. §1.414(c)-2.

1.25 “Specified Employee” means a Participant who is deemed to be a “specified employee” in accordance with the policies and procedures adopted by Ryder and shall generally include any Participant who is an officer of Ryder.

1.26 “Unforeseeable Emergency” means a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary, or dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising beyond the control of the Participant. The need to pay a Participant’s child’s tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies.

ARTICLE II

ELIGIBILITY

Any participant in the Retirement Plan who qualifies for a benefit thereunder and whose amount of benefit entitlement is reduced by reason of the application of the limitations set forth in Sections 401(a)(17) and 415 of the Code or any other Code requirement shall be entitled to participate and receive a benefit hereunder.

ARTICLE III

CALCULATION OF BRP BENEFITS

3.01 Accrued and Vested Benefits as of December 31, 2004. All BRP Benefits which were accrued and vested on or prior to December 31, 2004 shall continue to be governed by the prior provisions of the Plan.

3.02 Benefits. The BRP Benefits to which an eligible Participant or Beneficiary shall be entitled shall be an amount equal to the difference, if any, between (a) and (b) below; provided that, notwithstanding any provision of the Retirement Plan, the calculation of BRP Benefits shall not include any amounts payable to a Participant pursuant to any severance pay program (including, without limitation, any Change of Control severance pay program) of the Company:

(a) The Actuarially Equivalent amount of the benefit to which a Participant would be entitled under the Retirement Plan if such benefit were computed by counting such Participant’s Tax-Deferred Contributions (as defined by the Deferred Compensation Plan) under the Deferred Compensation Plan in the year of deferral, and computed without giving any effect to the limitations imposed by Sections 401(a)(17) and 415 of the Code or any other Code requirement, as now or hereafter in effect;

less

(b) The Actuarially Equivalent amount of benefits to which the Participant is entitled under the Retirement Plan.

3.03 Change of Control Benefits.

(a) Notwithstanding Section 3.02, in the event of a Change of Control prior to a Participant’s Benefit Commencement Date, the eligible Participant shall be entitled to receive a lump sum cash payment equal to the Actuarially Equivalent value of BRP Benefits otherwise payable computed assuming that the Participant’s employment terminated as of the earlier of (i) the date of Change of Control and (ii) the date of the Participant’s Separation from Service. The amount of such cash payment shall be determined in accordance with the following provisions; provided that, notwithstanding any provision of the Retirement Plan, the calculation of BRP Benefits pursuant to this Section 3.03 shall not include any amounts payable to a Participant pursuant to any severance pay program of the Company (including, without limitation, any Change of Control severance pay program):

(1) The monthly benefit to which the Participant would have been entitled at his normal retirement date and at each early retirement date will be computed in accordance with the terms of the Retirement Plan, where such amount shall be computed without regard to limitations under Sections 401(a)(17) and 415 of the Code or any other Code requirement and shall be computed by counting such Participant’s Tax-Deferred Contributions (as defined by the Deferred Compensation Plan) under the Deferred Compensation Plan in the year of deferral. For this purpose, each Participant will be deemed to have met the applicable requirements to be eligible for the maximum early retirement benefit that could be payable under the terms of the Retirement Plan in which he or she participates.

(2) The amount of benefit payable under the Retirement Plan will be computed at each applicable early and normal retirement age.

(3) After subtracting the amount in (2) above from the amount determined in (1) above at each applicable early or normal retirement age, a lump sum cash payment amount shall be determined by applying the Pension Benefit Guaranty Corporation (PBGC) annuity rates, in effect as of January 1 of the year that includes the date of the Change of Control, to the resulting benefit payable at each of the retirement ages. The result which produces the largest lump sum amount shall be the cash amount payable under this Plan.

Notwithstanding the foregoing, in the event that a Change of Control occurs prior to a Participant’s Benefit Commencement Date, which does not give rise to a change in the “ownership or effective control” or in the “ownership of a substantial portion of the assets” under Section 409A of the Code and the rulings and regulations issued thereunder, a Participant’s BRP Benefits shall be calculated in accordance with Section 3.02 and distributed in accordance with Article IV without regard to Section 4.06.

(b) Adjustment to Payment to Cover Participant’s Tax Liability

(1) In addition to the cash payment determined under 3.03(a) above, in the event of a Change of Control prior to a Participant’s Benefit Commencement Date, an additional amount shall be payable to the Participant such that the total cash payment amount to the Participant shall be equal to the amount that would (after adjusting for the assumed amount of federal income tax applicable to the total cash payment) result in a net cash after-tax amount to the Participant equal to the cash payment amount determined in 3.03(a) above, as determined by an independent tax advisor or accounting firm. Such amount shall be paid to the Participant as soon as practicable following the Change of Control but in no event later than the end of the calendar year following the calendar year in which such taxes are remitted to the appropriate taxing authority.

(2) Notwithstanding the foregoing, in the event that a Change of Control occurs prior to a Participant’s Benefit Commencement Date, which does not give rise to a change in the “ownership or effective control” or in the “ownership of a substantial portion of the assets” under Section 409A of the Code and the rulings and regulations issued thereunder, a Participant shall not be entitled to any further payments or benefits pursuant to this Section 3.03(b).

(c) Change of Control Funding – In the event that: (1) a Change of Control occurs prior to a Participant’s Benefit Commencement Date, which does not give rise to a change in the “ownership or effective control” or in the “ownership of a substantial portion of the assets” under Section 409A of the Code and the rulings and regulations issued thereunder; and/or (2) a Participant does not receive distribution of his BRP Benefits upon or immediately following a Change of Control on account of Section 4.09 herein (all such BRP Benefits set forth in (1) and (2), the “Delayed Payments”), then immediately prior to or in connection with the consummation of a Change of Control, the Company shall pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts as are required in order to fully pay the Delayed Payments or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all Delayed Payments shall be paid out of the Trust(s); provided, however, that the Company shall retain liability for and pay the applicable Participant any amounts or provide for such other benefits due the Participant under the Plan for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required, or in the event that the Trustee fails to make such payment to the Participant within the timeframes set forth in the Plan.

(d) No Duplication of Benefits – In the event a Participant receives distribution of his BRP Benefits pursuant to Section 3.03(a) and 3.03(b)(1), any future benefits payable under this Plan to the Participant shall be actuarially adjusted to reflect the benefits paid under such provisions. The purpose of this Section 3.03(d) is to avoid the duplication of benefit payments on behalf of a Participant.

3.04 Adjustments. The amount of BRP Benefits determined hereunder shall be subject to adjustments to reflect any changes in the application of the limitations imposed by Sections 401(a)(17) and 415 of the Code or any other Code requirement with respect to the computations of benefits under the Retirement Plan.

3.05 Actuarial Assumptions. The Committee shall determine the amount of any BRP Benefits hereunder in accordance with such rules and procedures as it may adopt, from time to time; any such determination shall be conclusive and binding on all Participants hereunder. The Committee shall adopt such policies and procedures as it deems necessary or appropriate to calculate BRP Benefits. The Committee shall use, to the extent practicable, the actuarial assumptions and factors used to determine benefits under the Retirement Plan, as in effect as of the Participant’s Benefit Commencement Date.

3.06 Vesting.

(a) BRP Benefits will be paid only to the extent that the Participant meets the vesting requirements of the Retirement Plan.

(b) Notwithstanding any other provision contained herein, in the event of a Change of Control, any Participant who would be eligible for benefits under the Plan if his employment had terminated as of the date of the Change of Control, but was not yet vested in such benefits under the terms of the vesting schedule applicable to the Retirement Plan, shall be deemed to become 100% vested in such benefits on the date of the Change of Control.

ARTICLE IV

DISTRIBUTION OF BENEFITS

4.01 Benefit Commencement Dates on or Prior to December 31, 2007. Distribution of BRP Benefits for which the Benefit Commencement Date occurs on or prior to December 31, 2007 shall be paid in the same manner, form, and subject to the same conditions as the benefits under the Retirement Plan.

4.02 Benefits upon Separation from Service.

(a) In the event that a Participant has attained age 55 and completed 10 years of Continuous Service at the time of his Separation from Service, his Benefit Commencement Date shall occur on the later of: (i) the first of the month following the Participant’s attainment of age 62; or (ii) the first of the month following the Participant’s Separation from Service.

(b) In the event that a Participant has not attained age 55 and completed 10 years of Continuous Service at the time of his Separation from Service, his Benefit Commencement Date shall occur on the later of: (i) the first of the month following the Participant’s attainment of age 65; or (ii) the first of the month following the Participant’s Separation from Service.

(c) A Participant’s BRP Benefits which become payable pursuant to this Section 4.02 shall be paid in the form of a Life Annuity. Notwithstanding the foregoing, a Participant may elect to designate an alternative form of annuity at any time prior to his Benefit Commencement Date; provided that, the value of such alternative form is Actuarially Equivalent at all times to the value of a Life Annuity; provided further that, in the event a designated Beneficiary dies prior to a Participant’s Benefit Commencement Date, the option elected will be cancelled automatically and benefits in the form of a Life Annuity will be payable to the Participant as if the election had not been made, unless a new election is made or a new Beneficiary is designated by the Participant, in accordance with the rules established by the Committee, prior to the Participant’s Benefit Commencement Date. Alternative forms of annuities shall be limited to the following: (i) 50% Joint and Survivor Annuity; (ii) 66 2/3% Joint and Survivor Annuity; (iii) 75% Joint and Survivor Annuity; (iv) 100% Joint and Survivor Annuity; (v) Life with 10 Year Certain Benefit; and (vi) Level Payment Option. In the event that a Participant has an Eligible Spouse at the time his election is made, the consent of the Participant’s Eligible Spouse is required if the Participant elects a form of annuity other than a 50% Joint and Survivor Annuity, 66 2/3% Joint and Survivor Annuity, 75% Joint and Survivor Annuity, or 100% Joint and Survivor Annuity, in each case with the Participant’s Eligible Spouse as the designated Beneficiary. Such consent shall be executed and delivered to the Company in accordance with procedures established by the Company.

(d) A Participant may elect to defer distribution of BRP Benefits which become payable in accordance with this Section 4.02; provided that, (i) such election shall not take effect until at least 12 months following the date on which it is made; (ii) such election shall be made at least 12 months prior to the date on which the Benefit Commencement Date would have otherwise occurred; and (iii) such election shall delay the Benefit Commencement Date to a date at least 5 years following the date on which the Benefit Commencement Date would have otherwise occurred. Any such election shall be revocable by the Participant and may be amended until the end of the day on the date immediately preceding the date 12 months prior to the date the Benefit Commencement Date would have otherwise occurred, at which point the Participant’s election shall become irrevocable. In the event the Participant’s subsequent deferral election becomes irrevocable in accordance with the terms set forth herein, the Participant shall not be entitled to make any additional subsequent deferral elections. Notwithstanding the foregoing, the requirements set forth in Section 4.02(d)(i), (ii), and (iii) shall not apply to elections by an individual other than the Participant with respect to distributions to an individual other than the Participant, to the extent such elections are reflected in, or made in accordance with, the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

4.03 Benefits upon Disability. If a Participant becomes Disabled prior to his Separation from Service and commencement of payment of BRP Benefits in accordance with any other section of this Article IV, the Participant’s Benefit Commencement Date shall be the first day of the month which occurs 2 years and 5 months following the date of the Participant’s Disability; provided that, the Participant notifies the Company of his Disability, which notice shall include notice of the Participant’s eligibility for receipt of disability benefits from the Social Security Administration, prior to December 31 of the calendar year in which the Participant receives such notice from the Social Security Administration. Payments made pursuant to this Section 4.03 shall be a lump sum payment equal to the Actuarial Equivalent of the Participant’s vested BRP Benefits. In the event that payment is made to a Participant pursuant to this Section 4.03, the Participant shall not be entitled to any further payments or benefits hereunder.

4.04 Death of a Participant.

(a) In the event a Participant dies after his Benefit Commencement Date, the Company shall pay to the Participant’s Beneficiary, the remaining benefits, if any, which would otherwise be payable in accordance with the method of distribution in effect on the date of the Participant’s death.

(b) If a Participant dies prior to commencement of payment of BRP Benefits in accordance with any other section of this Article IV, the Benefit Commencement Date for BRP Benefits payable to his Eligible Spouse shall be the later of: (i) the first day of the month following the date the Participant would have attained age 65; or (ii) the first day of the month following the date of the Participant’s death. If the Participant is not survived by an Eligible Spouse, no BRP Benefits shall be payable from the Plan.

4.05 Distributions upon the Occurrence of an Unforeseeable Emergency. Upon the written request of a Participant and in the event the Committee determines that an Unforeseeable Emergency has occurred with respect to a Participant, the Participant may be permitted to receive a partial or full payment of his vested BRP Benefits, to the extent they were not accrued and vested on December 31, 2004, as long as the amounts distributed with respect to the Unforeseeable Emergency do not exceed the amounts reasonably necessary to satisfy such emergency (including amounts necessary to pay income taxes or penalties reasonably anticipated to result from the distribution), after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Distribution of BRP Benefits pursuant to this Section 4.05 shall not exceed the lesser of (i) the amount the Committee deems to be necessary to meet the emergency or (ii) the Actuarially Equivalent value of the Participant’s vested BRP Benefits (excluding BRP Benefits which were accrued and vested on December 31, 2004).

4.06 Payment in the event of a Change of Control. In the event of a Change of Control prior to commencement of payment of BRP Benefits in accordance with any other section of this Article IV, a Participant shall receive an immediate cash lump sum payment in the amount calculated pursuant to Section 3.03(a) herein.

4.07 Payment of Small Benefits. Notwithstanding any provision of this Article IV to the contrary, in the event that on the date of a Participant’s Separation from Service, the Actuarially Equivalent lump sum value of a Participant’s vested BRP Benefits, excluding BRP Benefits which were accrued and vested on December 31, 2004, does not exceed the limit set forth in Section 402(g)(1)(B) of the Code on such date, subject to Section 4.09, the Participant’s vested BRP Benefits shall be payable in the form of an Actuarially Equivalent lump sum upon the Participant’s Separation from Service; provided that, the payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. § 1.409A-1(c)(2).

4.08 Domestic Relations Orders. The Committee may accelerate the time or schedule of a payment to an individual other than a Participant to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

4.09 Payments to Specified Employees. Notwithstanding any provision contained herein, in the event that the Participant is a Specified Employee upon his Separation from Service, and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then to the extent permitted by Section 409A of the Code, his Benefit Commencement Date shall not occur prior to the first day following the 6 month anniversary of his Separation from Service (or, if earlier, upon the Participant’s death). If BRP Benefits to a Participant are delayed in order to comply with this Section 4.09, any payments which would have otherwise been made to the Participant during such 6 month period shall be paid on the first day following the 6 month anniversary of the Participant’s Separation from Service, without interest. If the Participant dies during such 6 month period, the amount withheld on account of Section 409A shall be paid to the Participant’s Beneficiary within 30 days of the Participant’s death.

ARTICLE V

ADMINISTRATION; AMENDMENTS AND TERMINATION;
RIGHTS AGAINST THE COMPANY

5.01 Administration. The Committee shall administer this Plan. The Committee shall have, and shall exercise and perform, all the powers, rights, authorities and duties set forth in the Retirement Plan with the same effect as if set forth in full herein with respect to this Plan; provided that, the Committee’s exercise of such powers, rights, authorities, and duties shall at all times comply with Section 409A of the Code. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatsoever under this Plan. The Committee may appoint a plan administrator who will be responsible for and who will perform all duties and obligations delegated to him by the Committee. The Committee shall have the power to delegate those duties it deems necessary and appropriate for the plan administrator to perform.

5.02 Amendment or Termination.

(a) Ryder intends the Plan to be permanent but reserves the right, by resolution of the Compensation Committee of the Board (the “Compensation Committee”) to amend or terminate the Plan when, in the sole opinion of the Board or the Compensation Committee, such amendment or termination is advisable; provided, however, that no amendment or termination of the Plan shall reduce a Participant’s BRP Benefits as of the effective date of such amendment or termination, without the prior written consent of each affected Participant. Any such amendment or termination shall be made pursuant to a resolution of the Compensation Committee, and shall be effective as of the date stated therein. Notwithstanding the foregoing, the Committee may amend the Plan if and to the extent required to comply with applicable laws or regulations.

(b) Upon termination of the Plan, each Participant shall become 100% vested in his BRP Benefits, and the distribution of BRP Benefits shall be made to the Participant or his Beneficiary in the manner and at the time described in Articles III and IV of the Plan; provided, however, that no Participant shall accrue any further BRP Benefits subsequent to the date of such termination.

(c) Notwithstanding the foregoing, if the Plan is terminated, Participants shall be entitled to a distribution of their BRP Benefits if such termination is on account of a Change of Control, corporate dissolution or other permitted distribution event under Treas. Reg. §1.409A-3(j)(4)(ix)(A), (B), (C), or (D) (or any successor provision) and the requirements, as applicable, of such regulations are met with respect to the termination of the Plan and distribution of benefits hereunder.

ARTICLE VI

CLAIMS PROCEDURES

A person who believes that he is being denied a benefit to which he is entitled under the Plan may file a written claim for such benefit which will be governed by the claims procedures set forth in the Retirement Plan.

ARTICLE VII

GENERAL AND MISCELLANEOUS

7.01 Spend Thrift Clause. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or any other person or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, and no such right, title or interest may be taken, either voluntarily or involuntarily for the satisfaction of debts of, or other obligations or claims against, any Participant or Beneficiary, including claims in bankruptcy proceedings. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or otherwise encumber or dispose of any interest in the Plan shall be void. Except as provided in Section 3.03(c), benefits shall be paid from the Company’s general funds or as otherwise determined by the Compensation Committee.

7.02 Rights Against the Company. The establishment of this Plan shall not be construed as giving to any Participant, employee or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or its giving to any Participant or Beneficiary any equity or other interest in the assets, business or shares of the Company. Subject to the rights of the Company to terminate this Plan or any benefit hereunder, the rights of a Participant hereunder shall be solely those of an unsecured creditor of the Company. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

7.03 Indirect Payment of Benefits. If any Participant or Beneficiary is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting for any payment due hereunder, payment may be made to the guardian or other legal representative of such Participant or Beneficiary or, if none, to such person or institution who, in the opinion of the Committee, is then maintaining or has custody of such Participant or Beneficiary. Such payments shall constitute a full discharge with respect thereto.

7.04 Retirement Plan Benefits. Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and provisions thereof, and nothing in this Agreement shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan.

7.05 No Right to Continued Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Participant or any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Participant or otherwise act with relation to him. The Company may take any action (including discharge) with respect to any Participant or other person and may treat him without regard to the effect such action or treatment might have upon him as a Participant in the Plan.

7.06 Notice of Address. Each person entitled to a benefit under the Plan must file with the Company, in writing, his post office address and each change of post office address which occurs between the date of his Separation from Service and the date he ceases to be a Participant. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan and neither the Committee, nor the Company shall be obligated to search for or ascertain his whereabouts.

7.07 Notices. Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Participant or Beneficiary at his last post office address as shown on the Company’s records. Any notice to the Committee or the Company shall be properly given or filed upon receipt by the Committee or the Company, as the case may be, at such address as may be specified from time to time by the Committee.

7.08 Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

7.09 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company, the Committee, nor any individual acting as employee or agent of the Company or the Committee shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.10 Withholding of Taxes. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold Federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Committee may prescribe.

7.11 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

7.12 Construction of Agreement. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular, and references to the masculine gender shall include the feminine gender.

7.13 Governing Law. Except to the extent preempted by ERISA or other federal law, the Plan shall be construed and administered under the laws of the State of Florida.

7.14 No Requirement to Fund. Except as provided in Section 3.03(c), this Plan is not funded, escrowed or trusteed in any way or form, and the establishment of any bookkeeping account or entry or private investment by the Company to assist it in providing the benefits contemplated hereunder shall not give any Participant, Beneficiary or other party whomsoever any interest in or right to such account, entry or investment. It is Ryder’s intention that this Plan be a plan which is unfunded and maintained primarily for the purpose of restoring benefits that exceed the limits prescribed under the Code.

IN WITNESS WHEREOF, Ryder has caused this Plan to be signed by its duly appointed officers and its corporate seal to be hereunto affixed as of the        day of December, 2008.

By:
Vice President

ATTEST:

By:
Secretary